Exhibit 99.1

Press Contact: Will Thoretz +1 203 517 3119 will.thoretz@isg-one.com Investor Contact: Bert Alfonso +1 203 517 3104 bert.alfonso@isg-one.com

Information Services Group Announces

First-Quarter 2022 Results and

Increases Dividend by 33%

•	Reports GAAP revenues of $73 million, an all-time quarterly high, exceeding guidance

•	Reports net income of $5 million, GAAP EPS of $0.10 and adjusted EPS of $0.12, all first-quarter records

•	Reports record adjusted EBITDA of $11 million, exceeding guidance

•	Increases quarterly dividend by 33%, to $0.04 per share, effective with dividend payable June 17 to record holders as of June 3

•	Sets second-quarter 2022 guidance: revenues between $73 million and $75 million and adjusted EBITDA of between $10 million and $11 million

STAMFORD, Conn., May 9, 2022 ― Information Services Group (ISG) (Nasdaq: III), a leading global technology research and advisory firm, today announced record financial results, including its highest quarterly revenues ever, for the first quarter ended March 31, 2022.

“ISG has begun 2022 in record fashion,” said Michael P. Connors, chairman and CEO. “We delivered our highest quarterly revenues ever, at $73 million, up 12 percent in constant currency, along with record profitability. Our growth to start the year continues our outstanding financial performance since the launch of our ISG NEXT operating model in 2020, underscoring our business momentum and supporting our decision to raise our quarterly dividend by 33 percent.”

Connors noted ISG also generated double-digit growth in recurring revenues, especially from its subscription research and platform businesses.

“Our strong performance reflects demand for our data, insights and advice, as clients continue to invest in technology to enable greater efficiency and faster growth. Our solution-centric approach and ISG iFlex delivery model allows us to serve specific client needs with greater delivery flexibility,” Connors said.

Connors said ISG sees market momentum continuing in 2022. “Demand continues to be strong, despite rising enterprise costs related to global inflation, continuing supply chain disruptions, geopolitical concerns, higher energy costs and high demand for tech talent,” he said.

During the first quarter, ISG continued to expand its ISG GovernX® platform business with the acquisition of automated contracting solution Agreemint. The AI-powered contracting platform brings important new capabilities to the market-leading GovernX vendor compliance and risk management solution and will be used by ISG to add value to future platform solutions now in development.

First-Quarter 2022 Results

Reported revenues for the first quarter were a record $72.6 million, up 9 percent versus last year and up 12 percent in constant currency. Currency translation negatively impacted reported revenues by $1.9 million versus the prior year. Reported revenues were $41.4 million in the Americas, up 9 percent versus the prior year; $23.5 million in Europe, up 3 percent versus the prior year on a reported basis and up 10 percent in constant currency, and $7.7 million in Asia Pacific, up 34 percent versus the prior year on a reported basis and up 40 percent in constant currency.

ISG reported first-quarter operating income of $7.7 million, up 54 percent from $5.0 million in the first quarter of 2021. The firm also reported record first-quarter net income and fully diluted income per share of $4.9 million and $0.10, respectively, versus net income of $3.4 million and earnings per share of $0.07 in the prior year. Net income margin (calculated by dividing net income by reported revenues) increased to 6.8 percent, from 5.1 percent in the first quarter of 2021.

Adjusted net income (a non-GAAP measure defined below under “Non-GAAP Financial Measures”) for the first quarter was $6.4 million, or $0.12 per share on a fully diluted basis, compared with adjusted net income of $5.5 million, or $0.10 per share on a fully diluted basis, in the prior year’s first quarter.

First-quarter adjusted EBITDA (a non-GAAP measure defined below under “Non-GAAP Financial Measures”) reached a record $10.6 million, up 23 percent from the first quarter last year. Adjusted EBITDA margin (a non-GAAP measure calculated by dividing adjusted EBITDA by reported revenues) was 15 percent, up more than 165 basis points from the prior year.

Other Financial and Operating Highlights

ISG generated $4.1 million of cash from operations in the first quarter, versus $12.1 million in the prior year. The firm’s cash balance totaled $43.7 million at March 31, 2022, down from $47.5 million at the end of the prior year. During the first quarter, ISG repurchased $5.5 million of shares and paid down $1.1 million of debt. As of March 31, 2022, ISG had $73.4 million in debt outstanding, compared with $77.7 million at the end of the first quarter last year. At 1.8 times, the firm’s gross-debt-to-adjusted-EBITDA ratio (a non-GAAP measure calculated by dividing outstanding debt by adjusted EBITDA) was at a record low at March 31, 2022.

2022 Second-Quarter Revenue and Adjusted EBITDA Guidance

“For the second quarter, ISG is targeting revenues of between $73 million and $75 million and adjusted EBITDA of between $10 million and $11 million,” said Connors. "We will continue to monitor the macroeconomic environment, including the impact of inflation and other factors, and adjust our business plans accordingly.”

Quarterly Dividend

The ISG Board of Directors approved a 33 percent increase in the quarterly dividend, from $0.03 per share to $0.04 per share, effective with the next quarterly dividend, payable on June 17, 2022, to shareholders of record on June 3, 2022.

Conference Call

ISG has scheduled a call for 9 a.m., U.S. Eastern Time, Tuesday, May 10, 2022, to discuss the company’s first-quarter results. The call can be accessed by dialing 1-800-304-0389; or, for international callers, by dialing +1 313-209-5140. The access code is 6633167. A recording of the conference call will be accessible on ISG’s website (www.isg-one.com) for approximately four weeks following the call.

Forward-Looking Statements

This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of ISG concerning future events and their potential effects. Statements contained herein including words such as “anticipate,” “believe,” “contemplate,” “plan,” “estimate,” “target,” “expect,” “intend,” “will,” “continue,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those risks relate to inherent business, economic and competitive uncertainties and contingencies relating to the businesses of ISG and its subsidiaries including without limitation: (1) failure to secure new engagements or loss of important clients; (2) ability to hire and retain enough qualified employees to support operations; (3) ability to maintain or increase billing and utilization rates; (4) management of growth; (5) success of expansion internationally; (6) competition; (7) ability to move the product mix into higher margin businesses; (8) general political and social conditions such as war, political unrest and terrorism; (9) healthcare and benefit cost management; (10) ability to protect ISG and its subsidiaries’ intellectual property or data and the intellectual property or data of others; (11) currency fluctuations and exchange rate adjustments; (12) ability to successfully consummate or integrate strategic acquisitions; (13) outbreaks of diseases, including coronavirus, or similar public health threats or fear of such an event; and (14) engagements may be terminated, delayed or reduced in scope by clients. Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from ISG’s forward-looking statements are included in ISG’s filings with the U.S. Securities and Exchange Commission. ISG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Non-GAAP Financial Measures

ISG reports all financial information required in accordance with U.S. generally accepted accounting principles (GAAP). In this release, ISG has presented both GAAP financial results as well as non-GAAP information for the three months ended March 31, 2022, and March 31, 2021. ISG believes that evaluating its ongoing operating results will be enhanced if it discloses certain non-GAAP information. These non-GAAP financial measures exclude non-cash and certain other special charges that many investors believe may obscure the user’s overall understanding of ISG’s current financial performance and the Company’s prospects for the future. ISG believes that these non-GAAP measures provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency of key measures used to evaluate the Company’s performance.

ISG provides adjusted EBITDA (defined as net income plus interest, taxes, depreciation and amortization, foreign currency transaction gains/losses, non-cash stock compensation, interest accretion associated with contingent consideration, acquisition-related costs, and severance, integration and other expense), adjusted net income (defined as net income plus amortization of intangible assets, non-cash stock compensation, foreign currency transaction gains/losses, interest accretion associated with contingent consideration, acquisition-related costs, and severance, integration and other expense, on a tax-adjusted basis), adjusted net income per diluted share, adjusted EBITDA margin, and selected financial data on a constant currency basis which are non-GAAP measures that the Company believes provide useful information to both management and investors by excluding certain expenses and financial implications of foreign currency translations, which management believes are not indicative of ISG’s core operations. These non-GAAP measures are used by ISG to evaluate the Company’s business strategies and management’s performance.

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP financial measure, excludes the impact of year-over-year fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current and prior-periods local currency financial results using the same point in time exchange rates and then compare the adjusted current and prior period results. This calculation may differ from similarly titled measures used by others and, accordingly, the constant currency presentation is not meant to be a substitution for recorded amounts presented in conformity with GAAP, nor should such amounts be considered in isolation.

Management believes this information facilitates comparison of underlying results over time. Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure. Non-GAAP measures are provided as additional information and should not be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of the forward-looking non-GAAP estimates contained herein to the corresponding GAAP measures is not being provided, due to the unreasonable efforts required to prepare it.

About ISG

ISG (Information Services Group) (Nasdaq: III) is a leading global technology research and advisory firm. A trusted business partner to more than 800 clients, including 75 of the world’s top 100 enterprises, ISG is committed to helping corporations, public sector organizations, and service and technology providers achieve operational excellence and faster growth. The firm specializes in digital transformation services, including automation, cloud and data analytics; sourcing advisory; managed governance and risk services; network carrier services; strategy and operations design; change management; market intelligence and technology research and analysis. Founded in 2006, and based in Stamford, Conn., ISG employs more than 1,300 digital-ready professionals operating in more than 20 countries—a global team known for its innovative thinking, market influence, deep industry and technology expertise, and world-class research and analytical capabilities based on the industry’s most comprehensive marketplace data. For more information, visit www.isg-one.com.

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Information Services Group, Inc.
Condensed Consolidated Statement of Income and Comprehensive Income
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021
Revenues	$72,563	$66,571
Operating expenses
Direct costs and expenses for advisors	43,955	41,156
Selling, general and administrative	19,587	19,040
Depreciation and amortization	1,289	1,360
Operating income	7,732	5,015
Interest income	45	71
Interest expense	(563)	(643)
Foreign currency transaction gain (loss)	24	(11)

Income before taxes	7,238	4,432
Income tax provision	2,308	1,008
Net income	$4,930	$3,424

Weighted average shares outstanding:
Basic	48,526	48,504
Diluted	51,326	52,313

Earnings per share:
Basic	$0.10	$0.07
Diluted	$0.10	$0.07

Information Services Group, Inc.
Reconciliation from GAAP to Non-GAAP
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021
Net income	$4,930	$3,424
Plus:
Interest expense (net of interest income)	518	572
Income taxes	2,308	1,008
Depreciation and amortization	1,289	1,360
Interest accretion associated with contingent consideration	-	32
Acquisition-related costs (1)	10	(45)
Severance, integration and other expense	110	135
Foreign currency transaction (gain) loss	(24)	11
Non-cash stock compensation	1,503	2,148
Adjusted EBITDA	$10,644	$8,645

Net income	$4,930	$3,424
Plus:
Non-cash stock compensation	1,503	2,148
Intangible amortization	528	714
Interest accretion associated with contingent consideration	-	32
Acquisition-related costs (1)	10	(45)
Severance, integration and other expense	110	135
Foreign currency transaction (gain) loss	(24)	11
Tax effect (2)	(681)	(958)
Adjusted net income	$6,376	$5,461

Weighted average shares outstanding:
Basic	48,526	48,504
Diluted	51,326	52,313

Adjusted earnings per share:
Basic	$0.13	$0.11
Diluted	$0.12	$0.10

(1)	Consists of expenses from acquisition-related costs and non-cash fair value adjustments on pre-acquisition contract liabilities.
(2)	Marginal tax rate of 32%, reflecting U.S. federal income tax rate of 21% plus 11% attributable to U.S. states and foreign jurisdictions.

Information Services Group, Inc.
Selected Financial Data
Constant Currency Comparison

			Three Months			Three Months
	Three Months	Constant	Ended	Three Months	Constant	Ended
	Ended	currency	March 31, 2022	Ended	currency	March 31, 2021
	March 31, 2022	impact	Adjusted	March 31, 2021	impact	Adjusted
Revenue	$72,563	$1,237	$73,800	$66,571	$(722)	$65,849
Operating income	$7,732	$234	$7,966	$5,015	$(272)	$4,743
Adjusted EBITDA	$10,644	$242	$10,886	$8,645	$(279)	$8,366